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EXHIBIT 4.2

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION
OF FIRST INVESTORS FINANCIAL SERVICES HOLDING COMPANY

        Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation.

Article I

        The name of the corporation is First Investors Financial Services Holding Company.

Article II

        The following amendments to the Articles of Incorporation were adopted by the shareholders of the corporation at an annual meeting thereof on June 7, 1995 for the purposes of (i) changing the name of the corporation, (ii) authorizing additional shares of common stock, (iii) authorizing an additional class of preferred stock, (iv) changing the designation of an outstanding class consisting of 800,000 shares of Non-Voting Cumulative Preferred Stock to "1993 Preferred Stock" and providing that no shares thereof shall be reissued after the redemption thereof, and (v) eliminating preemptive rights.

        FIRST. The amendments change and supersede in its entirety ARTICLE I of the Articles of Incorporation and the full text of ARTICLE I, as amended hereby, shall read as follows:

"ARTICLE I

        The name of the Corporation is First Investors Financial Services Group, Inc."

        SECOND. The amendments change and supersede in its entirety ARTICLE IV of the Articles of Incorporation and the full text of ARTICLE IV, as amended hereby, shall read as follows:

"ARTICLE IV

        The aggregate number of shares of all classes of capital stock which the Corporation shall be authorized to issue is 11,800,000, divided into the following: (i) 10,000,000 shares of common stock with the par value of one-tenth of one cent ($.001) per share (hereinafter called "Common Stock"), (ii) 1,000,000 shares of preferred stock with the par value of one dollar ($1.00) per share (hereinafter called "Preferred Stock") , and (iii) 800,000 shares of Non-Voting Cumulative Preferred Stock with the par value of one dollar ($1.00) per share (hereinafter called "1993 Preferred Stock").

        A description of the respective classes of stock and a statement of preferences, limitations and relative rights of the respective classes of stock and the limitations on or denial of the voting rights of the shares of the respective classes of stock are as follows:

A. Common Stock

        1.    Voting Rights.    Each holder of the Common Stock shall be entitled to one vote for each share held.

        2.    Dividends.    Subject to any prior and preferential right of the holders of any outstanding shares of the Preferred Stock and the 1993 Preferred Stock to be paid dividends in accordance with the terms thereof, the holders of the Common Stock shall be entitled to be paid such dividends (payable in cash, stock or otherwise) as the Board of Directors may declare and pay on the Common Stock from time to time out of any funds legally available therefor.

        3.    Liquidation or Dissolution.    After payment shall have been made in full to the holders of any Preferred Stock and any 1993 Preferred Stock then outstanding in accordance with the terms thereof, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the remaining assets and funds of the Corporation shall be distributed among the holders of the Common Stock according to their respective shares.

B. Preferred Stock

        Authority is hereby vested in the Board of Directors of the Corporation to establish series of unissued shares of the Preferred Stock by fixing and determining the designations, preferences, limitations, and relative rights, including voting rights, of the shares of any series so established. In order to establish a series, the Board of Directors shall adopt a resolution setting forth the designation of the series and fixing and determining the designations, preferences, limitations and relative rights, including voting rights, thereof.

C. 1993 Preferred Stock

        1.    Voting Rights.    Except to the extent that the power or right to vote is expressly granted or required by the Texas Business Corporation Act, the holders of shares of 1993 Preferred Stock shall have no power or right to vote with respect to such shares.

        2.    Dividends.    The holders of 1993 Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, cumulative semiannual cash dividends in the amount of $.07 per share payable on May 31, 1995 and on the last day of each succeeding November and May thereafter.

          2.1    Cumulation.    Dividends shall begin to accrue and be cumulative from the date of issue of the 1993 Preferred Stock. Except as provided in Section 3 and subsection 4.2, below, accrued but unpaid dividends shall not bear interest. Dividends paid on shares of 1993 Preferred Stock in an amount less than the total amount of the dividends at the time accrued and payable on such shares shall be allocated pro-rata on a share-by-share basis among all such shares at the time outstanding.

          2.2    Record Dates.    The Board of Directors may, but shall not be required to, fix a record date for the determination of holders of 1993 Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than fifty days prior to the date fixed for the payment thereof.

          2.3    Dividend Preference.    Whenever semiannual dividends payable on the 1993 Preferred Stock as provided above are in arrears, thereafter and until dividends, including all accrued cumulative dividends, on all shares of 1993 Preferred Stock outstanding shall have been paid in full or declared and set apart for payment, the Corporation shall not pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any Common Stock or any other capital stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the 1993 Preferred Stock.

        3.    Preference Upon Liquidation, Dissolution or Winding Up.    Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of Common Stock or any other capital stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the 1993 Preferred Stock unless, prior thereto, the holders of 1993 Preferred Stock shall have received the sum of (i) $1.00 per share, (ii) all accumulated but unpaid dividends on such shares, whether or not declared, and (iii) interest on any such accumulated but unpaid dividends at the rate of 12% per annum from the time of their accrual through the date of payment. Any distribution to the holders of 1993 Preferred Stock upon the liquidation, dissolution or winding up of the Corporation, in an amount less than that required by the preceding sentence, shall be allocated pro-rata on a share-by-share basis among all shares of 1993 Preferred Stock at the time outstanding.

        4.    Redemption at the Option of the Corporation.    The Corporation shall have the right to redeem shares of 1993 Preferred Stock pursuant to the following provisions:

          4.1    Approval of Redemption.    If the Board of Directors should determine that it is in the best interests of the Corporation to redeem the shares of 1993 Preferred Stock, in whole or in part, the Corporation shall first give written notice thereof to each holder of shares of 1993 Preferred Stock at such holder's address as it appears on the books of the Corporation. Such notice shall state (i) the number of shares of 1993 Preferred Stock proposed to be redeemed, (ii) the amount of the applicable redemption price determined in accordance with subsection 4.2 below, and (iii) the proposed redemption date fixed pursuant to subsection 4.4 below. If, within thirty days after the giving of such notice, the-proposed redemption shall have been approved by written consent of the holders of not less than 65% of the shares of 1993 Preferred Stock at the time outstanding, the Corporation may proceed to effect the proposed redemption. Failing such consent, the proposed redemption shall not be effected.

          4.2    Redemption Price.    Subject to the receipt of the requisite approval pursuant to subsection 4.1, above, the Corporation shall have the right, at its sole option and election, to redeem the shares of 1993 Preferred Stock, in whole or in part, at any time and from time to time, at a redemption price of $1.00 per share plus an amount equal to all accumulated but unpaid dividends thereon, whether or not declared, through and including the redemption date, plus interest at 12% per annum on all due and unpaid dividends to date of redemption.

          4.3    Partial Redemption.    If less than all of the 1993 Preferred Stock at the time outstanding is to be redeemed, the shares so to be redeemed shall be selected pro-rata.

          4.4    Notice.    Notice of any redemption of the 1993 Preferred Stock shall be mailed at least thirty, but no more than fifty, days prior to the date fixed for redemption to each holder of shares of 1993 Preferred Stock to be redeemed, at such holder's address as it appears on the books of the Corporation. In order to facilitate the redemption of the 1993 Preferred Stock, the Board of Directors may fix a record date for the determination of holders of 1993 Preferred Stock to be redeemed, or may cause the transfer books of the corporation to be closed for the transfer of the 1993 Preferred Stock, not more than fifty days prior to the date fixed for such redemption.

          4.5    Payment.    On the redemption date specified in the notice given pursuant to subsection 4.4, the Corporation shall, and at any time after such notice shall have been mailed and before such redemption date the Corporation may, establish a special segregated bank account in which shall be deposited for the pro-rata benefit of the holders of 1993 Preferred Stock so called for redemption the funds necessary for such redemption. Upon surrender by the holders of certificates evidencing shares of 1993 Preferred Stock so called for redemption, the redemption price thereof shall be paid from such account. Moreover, upon such deposit of funds as provided hereby in respect to shares of 1993 Preferred Stock called for redemption, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the rights to receive dividends thereon shall cease to accrue from and after the date of redemption designated in the notice of redemption and all rights of the holders of shares of 1993 Preferred Stock called for redemption shall cease and terminate, excepting only the right to receive the redemption price therefor.

          4.6    Effect of Redemption.    Upon redemption of the entire class of 800,000 shares of the 1993 Preferred Stock outstanding, such shares shall be canceled and shall not be reissued, and upon the filing of a statement of cancellation with the Secretary of State of the State of Texas as provided by law, the same shall operate as an amendment to these Articles of Incorporation to eliminate herefrom all references to the class of 1993 Preferred Stock and to reduce the classes of capital stock which the Corporation is authorized to issue accordingly."

        THIRD. The amendments change and supersede in its entirety ARTICLE VI of the Articles of Incorporation and the full text of ARTICLE VI, as amended hereby, shall read as follows:

"ARTICLE VI

        Shareholders of the Corporation shall have no preemptive right to acquire additional, unissued or treasury shares of the Corporation, or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares."

Article III

        The number of shares of the corporation outstanding at the time of the adoption of the foregoing amendments and the number of shares entitled to vote thereon was:

Class	Shares Outstanding	Shares Entitled to Vote
Common Stock, par value $.001 per share	1,222,223	1,222,223
Non-Voting Cumulative. Preferred Stock, $1.00 par value per share	800,000	800,000

Article IV

        The numbers of shares of the corporation voted for and against the adoption of the foregoing amendments was:

Class	For	Against
Common Stock, par value $.001 per share	991,112	-0-
Non-Voting Cumulative Preferred Stock, $1.00 par value per share	800,000	-0-

Article V

        Except for the redesignation of the class of Non-Voting Cumulative Preferred Stock, $1.00 par value per share, as "1993 Preferred Stock" as above provided, and the provision for the cancellation and non-reissuance of same upon redemption as above provided, the foregoing amendments effect no exchange, reclassification or cancellation of issued shares.

Article VI

        The foregoing amendments effect no change in the amount of stated capital of the corporation.

Dated: June 7, 1995.

FIRST INVESTORS FINANCIAL SERVICES HOLDING COMPANY
By:	/s/ TOMMY A. MOORE, JR. Tommy A. Moore, Jr., President

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ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF FIRST INVESTORS FINANCIAL SERVICES HOLDING COMPANY